Exhibit 10.6b

FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

Harbor Point Limited, an exempted limited liability company organized under the laws of Bermuda (the “Company”), and Andrew Cook (“Executive”) have entered into this Amendment, dated as of March 22, 2010 (this “Amendment”) for the purpose of amending that certain Employment Agreement, dated as of September 1, 2006, by and between the Company and Executive (the “Employment Agreement”).

WHEREAS, in anticipation of the consummation of the transactions contemplated by that certain Agreement and Plan of Amalgamation by and among Harbor Point Limited, Max Capital Group Ltd. (“Parent”) and Alterra Holdings Limited, dated as of March 3, 2010 (the “Amalgamation Agreement”), the Company and Executive desire to set forth in this Amendment certain terms and conditions of Executive’s employment that will take effect only upon the Closing (as defined in the Amalgamation Agreement); and

WHEREAS, the parties hereto intend that the Employment Agreement, as hereby amended, and all liabilities and obligations thereunder and hereunder, shall be assumed by Parent effective as of the Closing.

NOW, THEREFORE, the parties agree that the Agreement be amended in the following particulars:

1. By amending the first sentence of Section 2(a) to read as follows:

Unless Executive’s employment shall sooner terminate pursuant to Section 4, Executive shall be employed hereunder for a term commencing on the Closing Date (as defined in that certain Agreement and Plan of Amalgamation by and among Harbor Point Limited, Max Capital Group Ltd. and Alterra Holdings Limited, dated as of March 3, 2010 (the “Amalgamation Agreement”)) and ending on the second anniversary thereof (the “Initial Term”).

2. By amending Section 2(b) in its entirety to read as follows:

During the Employment Period, Executive shall serve as Chief Integration Officer and Executive Vice President, Global Business Development of Parent (as defined in the Amalgamation Agreement), or such other positions as are mutually agreeable to Parent and Executive, and shall have such duties and responsibilities as are customarily assigned to individuals serving in such positions and such other duties consistent with Executive’s titles and positions as the Board of Directors of Parent specifies from time to time. Executive shall report directly to Parent’s Chief Executive Officer. Executive shall devote all of his skill, knowledge and working time to the conscientious performance of the duties and responsibilities of such positions, except for authorized vacation time, absence for sickness or similar disability and time spent performing services for any charitable, religious or community organizations, so long as such services do not materially interfere with the performance of Executive’s duties hereunder. Executive may serve on the Board of Directors or Board of Advisors of another company or entity with the prior consent of the Board and the Chief Executive Officer.

3. By amending Section 3(a) so that Executive’s “Base Salary” is an annualized rate of “no less than $585,000”.

4. By inserting the following as new Sections 3(h), 3(i) and 3(j):

(h) Retention Share Grant. Following the Closing Date, on such date as retention awards are issued to other senior executives of Parent, Executive shall be awarded restricted Parent Common Shares (as defined in the Amalgamation Agreement) having a fair market value as of the date of grant equal to $800,000 (the “Retention Share Grant”). The number of Parent Common Shares to be subject to the Retention Share Grant shall be calculated by dividing (i) $800,000 by (ii) the value (as determined by the Board of Directors of Parent on the date of grant) of a Parent Common Share as of the date of grant, and rounding up to the nearest whole Parent Common Share. The terms and conditions with respect to the vesting and forfeiture of the Retention Share Grant shall be as set forth in the award agreement evidencing such grant; provided that (w) the time-based vesting requirements applicable to the Retention Share Grant shall be satisfied in full on the second anniversary of the Closing Date, subject to Executive’s continued employment with Parent and its Affiliates (as defined in the Amalgamation Agreement) as of such date, (x) the performance-based vesting requirements applicable to the Retention Share Grant shall be measured at the dates set forth in the Retention Share Grant regardless of whether Executive is employed by Parent or its Affiliates on such dates, (y) if the time-based vesting requirements and the performance-based vesting requirements applicable to the Retention Share Grant are met, then the portion of the shares subject to the Retention Share Grant to which the restrictions shall lapse shall be determined at the same time and on the same basis as determined with respect to the retention awards granted to other senior officers of Parent on the same date and (z) other terms and conditions applicable to the Retention Share Grant shall be no less favorable than those provided with respect to the retention awards granted to other senior officers of Parent on the same date.

(i) Retention Cash Award. On the second anniversary of the Closing Date, subject to Executive’s continued employment with Parent and its Affiliates as of such date, Executive shall be entitled to receive a lump sum in cash equal to $600,000.

(j) Retention Equity Acceleration. On the earlier to occur of (i) the first anniversary of the Closing Date and (ii) the termination of Executive’s employment by Parent or its Affiliates for any reason or for no reason or by Executive for Good Reason (other than by virtue of Executive being appointed to the position of Chief Integration Officer and Executive Vice President, Global Business Development of Parent) or by reason of Executive’s death or Disability, all equity awards then held by Executive other than the Retention Share Grant shall automatically become fully vested and exercisable, and any applicable performance objectives shall be deemed to have been achieved in full.

5. By inserting the following as a new second paragraph of Section 4(d):

Notwithstanding anything to the contrary contained in this Agreement, (i) during the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, Executive shall not be entitled to terminate his employment for Good Reason in accordance with this Section 4(d) by virtue of Executive being appointed to the position of Chief Integration Officer and Executive Vice President, Global Business Development of Parent, (ii) for the period commencing on the day following the first anniversary of the Closing Date until the 90th day thereafter (the “Window Period”), Executive’s right to terminate his employment for Good Reason in accordance with this Section 4(d) by virtue of his being appointed to the position of Chief Integration Officer and Executive Vice President, Global Business Development of Parent shall be reinstated and (iii) following the expiration of the Window Period, Executive shall not be entitled to terminate his employment for Good Reason in accordance with this Section 4(d) by virtue of Executive being appointed to the position of Chief Integration Officer and Executive Vice President, Global Business Development of Parent. It is understood and agreed that the Executive is not waiving his Good Reason termination rights under this Section 4(d) for any other reason or reasons. For purposes of clause (ii) of this paragraph, the Company agrees that Executive being appointed to the position of Chief Integration Officer and Executive Vice President, Global Business Development of Parent constitutes Good Reason and that any termination of Executive’s employment during the Window Period for any reason or for no reason (including by reason of Executive’s death or Disability) shall be deemed to be a termination for Good Reason in accordance with this Section 4(d) by virtue of his having been appointed to the position of Chief Integration Officer and Executive Vice President, Global Business Development of Parent.

6. By amending clause (B) of Section 4(g)(i) in its entirety to read as follows:

(B) (1) in the case of any termination of employment other than for Cause, any earned but unpaid annual bonus with respect to any fiscal year of the Company ending prior to the Date of Termination and (2) in the case of any termination of employment for any reason or for no reason (including by reason of Executive’s death or Disability) prior to the second anniversary of the Closing Date, a prorated bonus with respect to the fiscal year in which such termination occurs, based on actual performance for such fiscal year, such amount to be determined by multiplying (x) the bonus that would have been paid to Executive had Executive been employed for the entire fiscal year by (y) a fraction, the numerator of which shall be the number of days Executive was actually employed during such fiscal year, and the denominator of which shall be 365; provided, that any amount paid pursuant to this clause (B) shall be paid in a lump sum cash payment on the date such payment otherwise is made to other senior executives of Parent, and

The Company shall reimburse Executive with respect to any expenses, including reasonable attorney’s fees, incurred by Executive in connection with the negotiation and execution of this Amendment. Such reimbursement shall be made promptly, and in any event not more than 30 days, following submission of appropriate invoices to the Company.

This Amendment will take effect only upon the Closing, and the Employment Agreement, as amended hereby, shall be automatically assumed by Parent without any further action or agreement upon the Closing. Except as amended hereby, the Employment Agreement shall remain in full force and effect. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which when so executed shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Company has duly executed this Amendment by its authorized representative, and Executive has hereunto set his hand.

HARBOR POINT LIMITED

By:	/s/ John R. Berger
	Name:	John R. Berger
	Title:	President and Chief Executive Officer

EXECUTIVE

/s/ Andrew Cook
Andrew Cook

Acknowledged and agreed:

MAX CAPITAL GROUP LTD.

By:	/s/ W. Marston Becker
	Name:	W. Marston Becker
	Title:	Chairman and Chief Executive Officer